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         DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                SCHEDULE 13G/A
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 6)*

                                    PCD INC.
                               (Name of Issuer)

                      COMMON, $0.01 PAR VALUE PER SHARE
                        (Title of Class of Securities)

                                  69318P106
                                (CUSIP Number)

                              February 27, 2002
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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        The previous SC 13G/A (Amendment No. 5) which was filed on 5/21/2002 and received an Accession Number of 0000950135-02-002780 was filed in error and should be disregarded.

        This is an initial report on Schedule 13G by FSC Corp 04-6273997, which is a wholly owned, direct subsidiary of the Reporting Person, and the correct submission type SC 13G was also filed on 5/21/2002 and received an Accession Number of 0000950135-02-002782.


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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              6/26/2002
                              -----------------
                              Date

                              /s/ ERNEST L. PUSCHAVER
                              -----------------------
                              Signature

                              ERNEST L. PUSCHAVER, CHIEF ACCOUNTING OFFICER
                              ---------------------------------------------
                              Name/Title



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.
NOTE: Schedule filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.
ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)